EXHIBIT 99.1

NEWS FOR RELEASE: 7/22/2004, 4:00pm ET           CONTACT:  Lee Brown
                                                           719-481-7213
                                                           lbrown@ramtron.com

               RAMTRON REPORTS SECOND-QUARTER FINANCIAL RESULTS

    Revenue grows 36% year-over-year, FRAM gross margin increases to 53%

COLORADO SPRINGS, CO - July 22, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR), the leading supplier of nonvolatile ferroelectric random access memory (FRAM) products, today reported its financial results for the second quarter ended June 30, 2004. Second-quarter revenue from continuing operations increased 36%, to $14.7 million, compared with $10.8 million for the same quarter of 2003. Second-quarter net income from continuing operations was $1.1 million, or $0.05 per diluted share, compared with a net loss of $3.7 million, or $0.17 per diluted share, for the same period a year earlier. Ramtron's Enhanced Memory Systems, Inc. business became a discontinued operation under generally accepted accounting principles during the first quarter of 2004 and is therefore not included in the results from continuing operations for all periods reported.

FRAM business revenue for the second quarter of 2004 was $10.4 million, compared with $8.4 million for the same quarter of 2003. Revenue from the company's Mushkin subsidiary was $4.4 million, compared with $2.4 million for the same period a year earlier. FRAM gross margin increased to 53% from 51% for the year-ago quarter. Mushkin gross margin was 13%, compared with 18% for the second quarter of 2003.

"The continued strong non-ENEL FRAM revenue growth, combined with robust margins, helped drive our third consecutive profitable quarter," commented Ramtron CEO, Bill Staunton. "Our FRAM revenue pipeline continues to be fueled by design-in programs that are moving into production. We believe that this dynamic, together with increasing product sampling rates, will drive near-term and future revenue growth."

2Q2004 Business Highlights

- Introduced a new 32X family of Processor Companion memory products. The FM3204, FM3216, FM3264, and FM32256 devices combine a nonvolatile ferroelectric random access memory (FRAM) with a processor supervisor and additional peripheral functions.

- Introduced the 4005 Processor Companion product featuring highly integrated analog and mixed-signal functions for processor-based systems. The FM4005 device combines a real-time clock (RTC), low-VDD reset, watchdog timer, battery-backed event counter, lockable 64-bit serial number area, and general-purpose comparator that can be used for an early power-fail (NMI) interrupt or other purpose.

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-  Introduced the FM25L256, a 256-Kilobit (Kb) 3-volt nonvolatile ferroelectric random access memory (FRAM) product with a serial peripheral interface (SPI). The FM25L256 is the highest-performance SPI memory available with 25-megahertz (MHz) NoDelay writes and offers an unlimited number of read/write cycles.

- Signed an agreement with National Semiconductor Corporation to settle a long-standing patent interference dispute. The dispute and settlement pertain only to certain Ramtron patent coverage in the United States.

Business Outlook

The following statements are based on Ramtron's current expectations. These statements are forward-looking, and actual results may differ materially from those set forth in these statements. Ramtron undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

- Revenue for the third quarter ending September 30, 2004 is currently anticipated to be between $14.5 million and $15.5 million.

- Consolidated gross margin for the third quarter is currently anticipated to be between 38% and 42%. Operating expenses are expected to be between $4.7 million and $5.2 million.

- Revenue projections are based on, among other things, assumptions that FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer ENEL and revenue from the company's Mushkin subsidiary, will conform to management's current expectations. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call

Ramtron management's teleconference will be webcast live and a telephonic replay will be available for seven days. An archived webcast will be available for one year.

How to Participate

Ramtron Second-Quarter Results Teleconference
July 22, 2004 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (719) 457-0820, code #632997.

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Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general economic conditions and conditions specific to the semiconductor industry; Ramtron's expected revenue, operating expenses, and gross margin levels for the third quarter and FRAM revenue growth rates for the full year of 2004; Ramtron's continued profitability, and the ability to expand Ramtron's customer base and application opportunities; the commercialization schedule of Ramtron's 1Mb FRAM product; demand for Ramtron's products and the products of its principal FRAM customer
(ENEL); order cancellations or reduced bookings; product mix; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to secure and maintain an appropriate amount of low-cost foundry production capacity from its sole foundry source in a timely manner; Ramtron's foundry partner's timely ability to successfully manufacture products for Ramtron; Ramtron's foundry partner's ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; the ability to continue effective cost reductions; currency fluctuations; unexpected design and manufacturing difficulties; the timely development and introduction of new products and processes; the effects of the patent settlement with National Semiconductor Corporation and the outcome of the fifth remaining count of interference against National Semiconductor Corporation; and the risk factors listed from time to time in Ramtron's SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents filed with the SEC at no charge at the SEC's website (www.sec.gov), from commercial document retrieval services, or from the company.

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The financial information in this press release and the attached financial statements are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also markets high-performance memory products through its subsidiary, Mushkin Inc.

                     (financial statements attached)

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                     RAMTRON INTERNATIONAL CORPORATION
                    SECOND-QUARTER FINANCIAL HIGHLIGHTS
                   CONSOLIDATED STATEMENTS OF OPERATIONS
            (Amounts in thousands, except per-share amounts)
                                 (Unaudited)

                                    Three Months Ended    Six Months Ended
                                         June 30,              June 30,
                                      2004     2003         2004      2003
                                    --------  --------    --------  --------
Revenue:
  Product sales                     $14,106   $10,276     $27,059   $19,757
  License and development fees          179       117         358       234
  Royalties                             211       123         418       226
  Customer-sponsored
    research and development            240       320         383       822
                                    --------  --------    --------  --------
                                     14,736    10,836      28,218    21,039
                                    --------  --------    --------  --------
Costs and expenses:
  Cost of product sales               8,394     5,871      16,168    11,522
  Research and development            1,539     1,283       2,784     2,633
  Customer-sponsored
    research and development            249       339         390       692
  Sales, general and administrative   3,051     2,877       5,849     5,337
  Impairment of goodwill                 --     3,843          --     3,843
                                    --------  --------    --------  --------
                                     13,233    14,213      25,191    24,027
                                    --------  --------    --------  --------
Operating income (loss) from
    continuing operations             1,503    (3,377)      3,027    (2,988)

Interest expense, related party        (101)     (105)       (245)     (210)
Interest expense, other                (234)     (204)       (451)     (385)
Other income (expense), net             (11)       12          (5)       19
                                    --------  --------    --------  --------
Income (loss) from continuing
    operations                        1,157    (3,674)      2,326    (3,564)
Loss from discontinued operation        (19)   (2,298)       (352)   (4,212)
                                    --------  --------    --------  --------
Net income (loss)                   $ 1,138   $(5,972)    $ 1,974   $(7,776)
                                    ========  ========    ========  ========
Net income (loss) per common share:
  Basic:
   Income (loss) from continuing
     operations                     $  0.05   $ (0.17)    $  0.10   $ (0.16)
   Loss from discontinued operation    0.00     (0.10)      (0.01)    (0.19)
                                    --------  --------    --------  --------
      Total                         $  0.05   $ (0.27)    $  0.09   $ (0.35)
                                    ========  ========    ========  ========
  Diluted:
   Income (loss) from continuing
     operations                      $ 0.05   $ (0.17)    $  0.10   $ (0.16)
   Loss from discontinued operation    0.00     (0.10)      (0.02)    (0.19)
                                    --------  --------    --------  --------
      Total                         $  0.05   $ (0.27)    $  0.08   $ (0.35)
                                    ========  ========    ========  ========
Weighted average common shares
  outstanding:
  Basic                              22,199    22,137      22,197    22,133
                                    ========  ========    ========  ========
  Diluted                            24,208    22,137      24,206    22,133
                                    ========  ========    ========  ========

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                        CONSOLIDATED BALANCE SHEETS
                          (Amounts in thousands)
                                (Unaudited)

                                                    June 30,     December 31,
                                                     2004            2003
                                                    -------      ------------

ASSETS

Current assets:
  Cash and cash equivalents                         $ 4,474        $ 5,303
  Accounts receivable, net                            8,639          5,981
  Inventories                                         4,135          4,650
Property, plant and equipment, net                    3,959          4,195
Intangible assets, net                                7,917          6,193
Assets of discontinued operation                         --          2,416
Other assets                                            803            907
                                                    -------        -------
                                                    $29,927        $29,645
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $ 3,248        $ 3,913
  Accrued liabilities                                 1,616          1,041
  Deferred revenue                                    1,081          1,395
  Current portion of long-term debt                     720          1,781
  Liabilities of discontinued operation                 239          1,418
Long-term debt                                        4,370          3,035
Long-term deferred revenue                            5,519          6,020
Stockholders' equity                                 13,134         11,042
                                                    -------        -------
                                                    $29,927        $29,645
                                                    =======        =======

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